Exhibit 99.1

Argan, Inc. Reports Third Quarter Results

December 8, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its third quarter ended October 31, 2021. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	October 31,
	2021	2020	Change
For the Quarter Ended:
Revenues	$124,451	$127,331	$(2,880)
Gross profit	26,135	20,343	5,792
Gross margin %	21.0%	16.0%	5.0%
Net income	$12,393	$9,454	$2,939
Diluted per share	0.78	0.60	0.18
EBITDA	16,708	12,286	4,422
Diluted per share	1.05	0.78	0.27
Cash dividends per share	0.25	0.25	—

	October 31,	January 31,
As of:	2021	2021	Change
Cash, cash equivalents and short-term investments	$481,564	$456,726	$24,838
Net liquidity (1)	300,674	270,133	30,541
RUPO (2)	491,559	552,531	(60,972)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the project backlog related to active contracts with customers, as determined under revenue recognition rules.

“During the quarter, we were delighted to announce our second major contract signing and project start this year,” Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, said. “In May, Gemma Power Systems started a contract to build one of the largest solar power plants in Pennsylvania. In October, Atlantic Projects Company started a contract to construct a 2 x 330 MW natural gas-fired power plant in Carrickfergus, Belfast, Northern Ireland. These awards reflect our efforts to expand our business development activities to target our core gas-fired power plant business as well as the complementary renewable power sector business.  We are disappointed that certain other awarded projects have taken longer to start than initially anticipated.  However, we are pleased with the current execution on all of our major projects despite the well-publicized global supply chain disruptions and current inflationary challenges.  As a result, we are happy to announce earnings of $12.4 million, or $0.78 in earnings per share for the quarter ended October 31, 2021, which is our fifth consecutive quarter of earnings per share equal to or in excess of $0.60.”

Consolidated revenues for the quarter ended October 31, 2021 were $124.5 million, which represented a decrease of $2.9 million, or 2.3%, from consolidated revenues of $127.3 million reported for the three months ended October 31, 2020. The primary drivers of revenues for the three months ended October 31, 2021 related to the construction of the Guernsey Power Station, which has passed peak construction levels, the performance of construction activities on the new Maple Hill solar energy project and new Atlantic Projects Company projects, and increased revenues of $7.3 million in aggregate at our other business segments.

Consolidated gross profit for the three-month period ended October 31, 2021 was $26.1 million, which represented a gross profit percentage of 21.0% of corresponding consolidated revenues. The gross profit for the period reflected the profit contributions of the construction activities related to the major projects of the power industry services segment, the recovery of the industrial services segment from its low level of activity last year during the early months of the COVID-19 pandemic and the revenues recorded for the current quarter related to the settlement of a legal matter.

Selling, general and administrative expenses for the three months ended October 31, 2021 and 2020 were $11.6 million and $9.4 million, respectively, primarily reflecting increased costs for the current quarter associated with business development activities, incentive compensation and other personnel costs.

Due primarily to the consolidated pre-tax book income reported for the three-month period ended October 31, 2021 in the amount of $15.7 million, we reported income tax expense in the amount of $3.3 million, which represents an effective income tax rate of 20.9% for the period. For the three-month period ended October 31, 2020, we recorded income tax expense in the amount of $1.7 million which represented an effective income tax rate of approximately 15.0% for the three-month period.

For the three months ended October 31, 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $12.4 million, or $0.78 per diluted share, compared to $9.5 million, or $0.60 per diluted share, in the prior year quarter.

For the nine months ended October 31, 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $36.0 million, or $2.25 per diluted share, compared to $14.3 million, or $0.91 per diluted share, in the prior year period, a 153% increase.

As of October 31, 2021, cash, cash equivalents and short-term investments totaled $482 million and net liquidity was $301 million; furthermore, the Company had no debt. The Company’s consolidated amount of RUPO was approximately $0.5 billion as of October 31, 2021.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including but not limited to the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains and the resurgence of the COVID-19 pandemic due to the spread of various variants. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2021	2020	2021	2020
REVENUES	$124,451	$127,331	$383,800	$274,971
Cost of revenues	98,316	106,988	306,299	234,989
GROSS PROFIT	26,135	20,343	77,501	39,982
Selling, general and administrative expenses	11,590	9,398	31,813	28,827
INCOME FROM OPERATIONS	14,545	10,945	45,688	11,155
Other income, net	1,117	175	1,569	1,714
INCOME BEFORE INCOME TAXES	15,662	11,120	47,257	12,869
Income tax (expense) benefit	(3,269)	(1,666)	(11,228)	1,391
NET INCOME	12,393	9,454	36,029	14,260
Net loss attributable to non-controlling interests	—	—	—	(40)
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	12,393	9,454	36,029	14,300
Foreign currency translation adjustments	(471)	(321)	(728)	(650)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$11,922	$9,133	$35,301	$13,650

NET INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.79	$0.60	$2.29	$0.91
Diluted	$0.78	$0.60	$2.25	$0.91

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,774	15,680	15,757	15,659
Diluted	15,963	15,833	15,980	15,795

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.75	$1.75

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31,	January 31,
	2021	2021
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$391,563	$366,671
Short-term investments	90,001	90,055
Accounts receivable, net	35,793	28,713
Contract assets	9,908	26,635
Other current assets	32,454	34,146
TOTAL CURRENT ASSETS	559,719	546,220
Property, plant and equipment, net	18,385	20,361
Goodwill	27,943	27,943
Other purchased intangible assets, net	3,417	4,097
Deferred taxes	—	249
Right-of-use and other assets	3,689	3,760
TOTAL ASSETS	$613,153	$602,630

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$39,959	$53,295
Accrued expenses	42,672	50,750
Contract liabilities	176,414	172,042
TOTAL CURRENT LIABILITIES	259,045	276,087
Deferred taxes	133	—
Other noncurrent liabilities	4,180	4,135
TOTAL LIABILITIES	263,358	280,222

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,787,673 and 15,706,202 shares issued at October 31, 2021 and January 31, 2021, respectively; 15,784,440 and 15,702,969 shares outstanding at October 31, 2021 and January 31, 2021, respectively	2,368	2,356
Additional paid-in capital	157,187	153,282
Retained earnings	190,308	166,110
Accumulated other comprehensive loss	(1,809)	(1,081)
TOTAL STOCKHOLDERS’ EQUITY	348,054	320,667
Non-controlling interests	1,741	1,741
TOTAL EQUITY	349,795	322,408
TOTAL LIABILITIES AND EQUITY	$613,153	$602,630

ARGAN, INC. AND SUBSIDIARIES

Reconciliation to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	October 31,
	2021	2020
Net income, as reported	$12,393	$9,454
Income tax expense	3,269	1,666
Depreciation	819	940
Amortization of purchased intangible assets	227	226
EBITDA	$16,708	$12,286